UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 22, 2008

PZENA INVESTMENT MANAGEMENT, INC. -------------------------------------------------------------------- (Exact Name of Registrant as Specified in its Charter)

Delaware ---------------------------------- (State or Other Jurisdiction of Incorporation)	001-33761 ---------------------------------- (Commission File Number)	20-8999751 --------------------------------------------- (IRS Employer Identification Number)

120 West 45th Street, New York, New York -------------------------------------------------------- (Address of Principal Executive Offices)	10036 --------- Zip Code

Registrant’s Telephone Number, Including Area Code: (212) 355-1600
--------------------------------------------------------------------------------- (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
___          Written communications pursuant to Rule 425 under the Securities Act.
___           Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
___           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
___           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 22, 2008, Pzena Investment Management, LLC (the "Company") entered into Amendment No. 2 to its Credit Agreement, dated July 23, 2007, among the Company, as borrower, Bank of America, N.A., as administrative agent and L/C issuer, and the other lenders party thereto.  Pursuant to the amendment, a number of credit agreement provisions were changed; such changes included:  (i) the minimum assets under management financial covenant was reduced from $15.0 billion to $12.0 billion; (ii) the minimum EBITDA financial covenant was eliminated; (iii) the term of the credit agreement was extended by a year to July 23, 2011; (iv) the commitments under the revolving credit facility were reduced from $5.0 million to $3.0 million; (v) the interest rate was increased from LIBOR plus 1.50% to LIBOR plus 1.75%; (vi) quarterly term loan amortization requirements were modified (for the third quarter of this year, an amortization payment of either $3.0 million or $5.0 million will be required, depending on the amount of assets under management on September 23; beginning in the fourth quarter of this year, amortization payments of $2 million will be required each quarter); and (vii) the excess cash flow repayment requirement if assets under management are below $17.5 billion was increased from 50% of excess cash flow to 75% of excess cash flow.  A condition precedent to the effectiveness of the amendment was that $5.0 million of the term loans be repaid.  After giving effect to such repayment, there are $52.0 million of term loans outstanding.  As of this date, no loans are outstanding under the revolving credit facility; however, the company has a $1.8 million letter of credit outstanding.  A copy of the amendment is furnished as Exhibit 99.1 to this Current Report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1           Amendment No. 2 to Credit Agreement, dated as of September 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 22, 2008

PZENA INVESTMENT MANAGEMENT, INC.
By:	/s/ Wayne A. Palladino Name:Wayne A. Palladino Title:Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Amendment No. 2 to Credit Agreement, dated as of September 22, 2008.